Exhibit 99.1
FOR IMMEDIATE RELEASE

Contact:	KVH Industries, Inc. Brent Bruun 401-845-8194 bbruun@kvh.com	FTI Consulting Christine Mohrmann 212-850-5600

KVH Industries Reports Third Quarter 2019 Results

MIDDLETOWN, RI, October 30, 2019 — KVH Industries, Inc. (Nasdaq: KVHI) reported financial results for the quarter ended September 30, 2019 today. The company will hold a conference call to discuss these results at 9:00 a.m. ET today, which can be accessed at investors.kvh.com. Following the call, a replay of the webcast will be available through the company’s website.

Third Quarter 2019 Highlights

•
Total revenue from continuing operations in the third quarter of 2019 was $39.3 million. Revenue for the quarter reflected a positive prior period adjustment of $0.5 million relating to the implementation of ASC 606 for products sold under sales-type leases. Without the adjustment, total revenue for the third quarter of 2019 was down slightly from the prior period.

•	AgilePlans, our Connectivity as a Service Program, amounted to 70% of our total commercial maritime VSAT shipments and 53% of our total VSAT product shipments for the quarter.

•	AgilePlans revenues were up over 100% compared to the third quarter of 2018 and now represents 24% of all subscribers.

•	Our mini-VSAT Broadband airtime revenue, which includes AgilePlans, grew $1.9 million or 11%, compared to the third quarter of 2018, driven by a 15% increase in subscribers.

•	Fiber optic gyro (FOG) sales decreased $1.7 million compared to the third quarter of 2018, but inertial navigation backlog grew to $22.2 million, the highest it has been since 2014.

•	Net loss from continuing operations in the third quarter of 2019 was $3.3 million, or $0.19 per share, compared to a net loss of $1.9 million, or $0.11 per share in the third quarter of 2018.

•	Non-GAAP net loss from continuing operations in the third quarter of 2019 was $2.2 million, or $0.12 per share, compared to $0.7 million, or $0.04 per share, in the third quarter of 2018.

•	Non-GAAP adjusted EBITDA from continuing operations in the third quarter of 2019 was a loss of $1.2 million, compared to a gain of $1.1 million in the third quarter of 2018.

Commenting on the quarter, Martin Kits van Heyningen, KVH’s chief executive officer, said, “Our core business in our mobile connectivity segment continued to expand in the third quarter, in line with our expectations. We are very pleased with our quarterly and year to date double-digit growth for both airtime revenue and subscribers. AgilePlans continues to be an important driver of that growth. Our airtime gross margins remained steady for the quarter with further improvement expected in the fourth quarter. Customer timing resulted in quarterly FOG revenue that was somewhat lower than expected. However, our inertial navigation backlog reached a five-year high, and customer schedules are aligning for an anticipated strong fourth quarter. More importantly, we are accelerating investments in our key strategic initiatives, including our photonic chip technology, which has entered the design verification test phase within select KVH products, and our KVH Watch IoT connectivity as a service, which is entering the pilot deployment phase.”

The company continues to classify the results of the Videotel business as a discontinued operation and therefore Videotel is excluded from the segment information below.

The company operates in two segments, mobile connectivity and inertial navigation. In the third quarter of 2019, net sales for the mobile connectivity segment increased $2.4 million, or 8%, as compared to the third quarter of 2018, primarily as a result of a $1.9 million increase in our mini-VSAT Broadband airtime revenue, which resulted in part from a 15% increase in subscribers, and a $0.5 million positive prior period adjustment to marine mobile connectivity product sales relating to the implementation of ASC 606 as it pertains to sales-type leases. In the third quarter of 2019, net sales for our inertial navigation segment decreased $2.4 million, or 24%, compared to the third quarter of 2018. This decrease was primarily due to a $1.9 million decrease in FOG and OEM product sales and a $0.3 million decrease in inertial navigation engineering service revenues.

Financial Highlights - From Continuing Operations (in millions, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
GAAP Results
Revenue	$39.3	$39.3	$115.4	$113.3
Net loss	$(3.3)	$(1.9)	$(13.1)	$(8.8)
Net loss per diluted share	$(0.19)	$(0.11)	$(0.75)	$(0.52)

Non-GAAP Results
Net loss	$(2.2)	$(0.7)	$(7.7)	$(4.1)
Net loss per diluted share	$(0.12)	$(0.04)	$(0.44)	$(0.24)
Adjusted EBITDA	$(1.2)	$1.1	$(4.9)	$0.3
For more information regarding our non-GAAP financial measures, see the tables at the end of this release.

Third Quarter Financial Summary

Revenue was $39.3 million for the third quarter of 2019, which reflected a positive adjustment of $0.5 million as discussed above. Without the prior period adjustment, revenue for the third quarter of 2019 was down slightly from the prior period.

Product revenues for the third quarter of 2019 were $14.8 million, compared to the third quarter of 2018 of $16.4 million, primarily due to a $2.1 million decrease in inertial navigation, partially offset by a $0.5 million increase in mobile connectivity product sales. The decrease in inertial navigation sales is primarily due to a $1.7 million decrease in FOG product sales and a $0.2 million decrease in TACNAV product sales. The increase in mobile connectivity product sales is primarily due to a $0.7 million increase in marine mobile communications product sales, which includes the $0.5 million positive, prior period adjustment as discussed above, partially offset by a $0.2 million decrease in land mobile communications product sales.

Service revenues for the third quarter of 2019 were $24.5 million, an increase of 7% compared to the third quarter of 2018, primarily due to a $1.9 million increase in mobile connectivity service sales. Airtime service revenues, which include mini-VSAT Broadband airtime revenues, increased 11% in the third quarter of 2019 compared to the third quarter of 2018 due to a 15% increase in subscribers. Inertial navigation engineering service revenues for the third quarter of 2019 decreased by $0.3 million, or 27%, compared to the third quarter of 2018.
Our operating expenses increased $1.0 million year-over-year to $18.3 million compared to $17.3 million in the third quarter of 2018 primarily due to increased spending to support our focus on service delivery and our key initiatives such as the photonic chip-based gyro.

Nine Months Ended September 30 Financial Summary

Revenue was $115.4 million for the nine months ended September 30, 2019, which reflected a positive prior period adjustment of $1.4 million related to our accounting for sales-type leases. Without the adjustment, revenue for the nine months ended September 30, 2019 was slightly greater compared to the prior period.

Product revenues for the nine months ended September 30, 2019 were $43.2 million, which were lower than product revenues for the nine months ended September 30, 2018, largely due to a $3.8 million decrease in inertial navigation product sales, a $0.9 million decrease in mobile connectivity product sales (excluding the adjustment discussed above), of which $0.5 million represented a decrease in TracVision product sales and a $0.4 million decrease in sales of land mobile communications products. Inertial navigation product sales decreased primarily due to a $2.3 million decrease in FOG and OEM product sales and a $1.5 million decrease in TACNAV product sales.

Service revenues for the nine months ended September 30, 2019 were $72.2 million, an increase of 8% compared to the nine months ended September 30, 2018 due to a $5.3 million increase in mobile connectivity service sales and a $0.1 million increase in inertial navigation service sales. Airtime service revenues, which include mini-VSAT Broadband airtime revenues, increased 11% due to a 15% increase in subscribers and due to revenue from an engineering service contract of $0.6 million. Content service revenues in the nine months ended September 30, 2019, decreased by 11% compared to the nine months ended September 30, 2018.
Our operating expenses increased $3.6 million year-over-year to $55.7 million in the nine months ended September 30, 2019 compared to $52.1 million in the nine months ended September 30, 2018. The key drivers were an increase in salaries, benefits, and payroll taxes of $3.1 million, and a $0.6 million increase in expensed materials.

Fourth Quarter 2019 and Full Year 2019 Outlook

Our guidance for continuing operations for the fourth quarter and full year of 2019 is below. The reduction in full year revenues, EPS and EBITDA results primarily from lower than expected sales of our FOG products in the third quarter and anticipated continued short-term softness in the fourth quarter. In the fourth quarter, we expect to continue to invest in the development of our photonic chip-based FOG, our new IoT connectivity as a service (KVH Watch) and promotional costs and incentives to accelerate the growth of our AgilePlans offering. We continue to expect that our airtime gross margin will continue to grow throughout the year and that our AgilePlans program will be cash flow positive by the end of the year.

(in millions, except per share data)	Fourth Quarter		Full Year
	From	To	From	To
Revenue	$41.0	$45.0	$156.3	$160.3
GAAP EPS	$(0.15)	$(0.04)	$(0.90)	$(0.79)
Non-GAAP EPS	$(0.06)	$0.02	$(0.50)	$(0.41)
Non-GAAP adjusted EBITDA	$0.5	$2.5	$(4.4)	$(2.4)

Other Recent Announcements

•
KVH celebrated the shipment of its 10,000th VSAT system, a milestone that showcases the maritime VSAT market share leader’s unique value proposition by providing a fully integrated communications solution for mariners.

•	KVH announced that it would be hosting an investor and analyst day on November 14, 2019.

•
KVH received a $4.0 million order for its precision DSP-3100 fiber optic gyros (FOGs) from Kongsberg Defence & Aerospace AS (KDA) for use in the U.S. Army’s Common Remotely Operated Weapon Stations (CROWS). Shipments to KDA are expected to be completed by year end 2020.

•
KVH introduced KVH Elite, a premium unlimited VSAT streaming service delivering HD-quality, dedicated bandwidth to yachts in selected geographic regions. The new KVH Elite streaming service is expected to launch in November 2019 from Florida through the Caribbean, including the islands of the eastern Caribbean, with Mediterranean coverage expected in 2020.

•	KVH announced that its Board of Directors has authorized a share repurchase program of up to 1 million shares, or approximately 5.5% of the company’s outstanding common stock.

•
KVH received orders totaling $6.7 million for its fiber optic gyro (FOG)-based TACNAV tactical navigation systems. Shipments from one of these orders will be completed in 2019; shipments from the other order is expected to begin in the fourth quarter of 2019 and continue through 2021.

•	The National Marine Electronics Association recognized three KVH marine systems - TracPhone V3-HTS, TracPhone LTE-1, and TracVision TV3 - with 2019 Product of Excellence Awards.

•	KVH announced that Iridium Certus is now available as a companion to KVH VSAT systems for optimal vessel communications.

•
KVH was named an official supplier of New York Yacht Club American Magic, challenger for the 36th America’s Cup. KVH connectivity systems have been installed on the team’s powerful chase boats to facilitate high-speed data transmissions from ship to shore while KVH FOG-based inertial systems will be used aboard the race vessel to help optimize performance.

•
KVH joined Smart Maritime Network (SMN) as one of the founding members of the initiative dedicated to supporting collaboration and standardization in the development of IT systems for the shipping sector.

Please review the corresponding press releases for more details regarding these developments.

Conference Call Details

KVH Industries will host a conference call today at 9:00 a.m. ET through the company’s website. The conference call can be accessed at investors.kvh.com and listeners are welcome to submit questions pertaining to the earnings release and conference call to ir@kvh.com. The audio archive will be available on the company website within three hours of the completion of the call.

Non-GAAP Financial Measures

This release provides non-GAAP financial information, which may include constant-currency revenue, non-GAAP net income (loss), non-GAAP diluted EPS, and non-GAAP adjusted EBITDA, as a supplement to our condensed consolidated financial statements, which are prepared in accordance with generally accepted accounting principles (GAAP). Management uses these non-GAAP financial measures internally in analyzing financial results to assess operational performance. Constant-currency revenue is calculated on the basis of local currency results, using foreign currency exchange rates applicable to the earlier comparative period, and management believes that presenting information on a constant-currency basis helps management and investors to isolate the impact of changes in those rates from other factors. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared in accordance with GAAP. The non-GAAP financial measures used in this press release adjust for specified items that can be highly variable or difficult to predict. Management generally uses these non-GAAP financial measures to facilitate financial and operational decision-making, including evaluation of our historical operating results, comparison to competitors’ operating results, and determination of management incentive compensation. These non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with GAAP results and the reconciliations to corresponding GAAP financial measures, may provide a more complete understanding of factors and trends affecting our business.

Some limitations of non-GAAP net income (loss), non-GAAP diluted EPS, and non-GAAP adjusted EBITDA, include the following:

•
Non-GAAP net income (loss) and non-GAAP diluted EPS exclude amortization of intangibles, stock-based compensation expense, employee termination and other non-recurring costs, transaction-related legal fees, non-recurring inventory reserve and other non-recurring costs, foreign exchange transaction gains and losses, the tax effect of the foregoing and certain discrete tax charges, including changes in our valuation allowance and other tax adjustments.

•
Non-GAAP adjusted EBITDA represents net income (loss) before interest income, interest expense, income taxes, depreciation, amortization, stock-based compensation, employee termination and other non-recurring costs, transaction-related legal fees, foreign exchange transaction gains and losses, non-recurring inventory reserves and other non-recurring costs.

Other companies, including companies in KVH’s industry, may calculate these non-GAAP financial measures differently or not at all, which will reduce their usefulness as a comparative measure.

Future Non-GAAP Adjustments

Future GAAP diluted EPS may be affected by changes in ongoing assumptions and judgments, and may also be affected by non-recurring, unusual or unanticipated charges, expenses or gains, which are excluded in the calculation of our non-GAAP diluted EPS guidance as described in this press release.

Because non-GAAP financial measures exclude the effect of items that will increase or decrease our reported results of operations, management strongly encourages investors to review our consolidated financial statements and publicly filed reports in their entirety. Reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the tables accompanying this release.

About KVH Industries, Inc.
KVH Industries, Inc., (Nasdaq: KVHI), is a global leader in mobile connectivity and inertial navigation systems, innovating to enable a mobile world. The market leader in maritime VSAT, KVH designs, manufactures, and provides connectivity and content services globally. KVH is also a premier manufacturer of high-performance sensors and integrated inertial systems for defense and commercial applications. Founded in 1982, the company is based in Middletown, RI, with research, development, and manufacturing operations in Middletown, RI, and Tinley Park, IL, and more than a dozen offices around the globe.

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This press release contains forward-looking statements that involve risks and uncertainties. For example, forward-looking statements include statements regarding our financial goals for future periods, the success of our new initiatives, our investment plans, our development goals, our anticipated revenue and earnings, and the impact of our future initiatives on revenue, competitive positioning, profitability, and product orders. Actual results could differ materially from the result projected in or implied by the forward-looking statements made in this press release. Factors that might cause these differences include, but are not limited to: decreased profitability and cash flow resulting from the sale of our Videotel business, a history and expectation of continuing losses as we increase investments in various initiatives; potential liabilities arising from our sale of Videotel, including a working capital adjustment liability; the uncertain duration of the initial adverse impact on our overall revenues of our new AgilePlans and KVH Watch, under which we recognize no revenue for product sales, either at the time of shipment or over the contract term; increased costs arising from the new HTS network; the impact of recent changes in revenue recognition and lease accounting standards, including potential changes in the interpretation of those standards; potential adverse events arising out of accounting errors and the correction thereof, including adverse reactions from investors, research analysts, regulators and others, including adverse changes in our projected financial performance; increased costs of new initiatives; the uncertain impact of tax reform, and federal budget deficits, government shutdowns and Congressional deadlock; the uncertain impact of changes in trade policy, including actual and potential new or higher tariffs and trade barriers, as well as trade wars with other countries; unanticipated obstacles in our photonic chip and other product and service development efforts; delays in the receipt of anticipated orders for our products and services, including significant orders for TACNAV products, or the potential failure of such orders to occur at all; continued adverse impacts of currency fluctuations, particularly the British Pound; risks associated with the impact of Brexit on sales and operations in the U.K. and Europe and on the overall global economy; our ability to successfully commercialize our new initiatives without unanticipated additional expenses or delays; potential reduced sales to companies in or dependent upon the turbulent oil and gas industry; continued substantial fluctuations in military sales, including to foreign customers; the unpredictability of defense budget priorities as well as the order timing, purchasing schedules, and priorities for defense products, including possible order cancellations; the uncertain impact of potential budget cuts by government customers; the impact of extended economic weakness on the sale and use of marine vessels and recreational vehicles; the potential inability to increase or maintain our market share in the market for airtime services; the need to increase sales of the TracPhone V-HTS series products and related services to maintain and improve airtime gross margins; the need for, or delays in, qualification of products to customer or regulatory standards; potential declines or changes in customer demand, due to economic, weather-related, seasonal, and other factors, particularly with respect to the TracPhone V-HTS series, including with respect to new pricing models; increased price and service competition in the mobile connectivity market; anticipated increased expenses associated with investments in new technology and new initiatives; exposure for potential intellectual property infringement; potential additional litigation expenses; fluctuations in interest rates; potential changes in tax and accounting requirements or assessments, including management’s assessment of the probability and effect of future events; stock price volatility; and export restrictions, delays in procuring export licenses, and other international risks. These and other factors are discussed in more detail in our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 2, 2019. Copies are available through our Investor Relations department and website, http://investors.kvh.com. We do not assume any obligation to update our forward-looking statements to reflect new information and developments.

KVH Industries., Inc., has used, registered, or applied to register its trademarks in the USA and other countries around the world, including but not limited to the following marks: KVH, TracVision, TracPhone, CommBox, TACNAV, IP-MobileCast, KVH Watch, mini-VSAT Broadband, NEWSlink, KVH OneCare, and AgilePlans. Other trademarks are the property of their respective companies.

KVH INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Sales:
Product	$14,808	$16,367	$43,212	$46,521
Service	24,503	22,945	72,205	66,828
Net sales	39,311	39,312	115,417	113,349
Costs and expenses:
Costs of product sales	10,823	9,767	31,756	28,784
Costs of service sales	15,029	14,133	45,781	40,734
Research and development	4,327	3,789	11,993	11,288
Sales, marketing and support	7,717	7,346	24,700	22,532
General and administrative	6,273	6,134	18,958	18,280
Total costs and expenses	44,169	41,169	133,188	121,618
Loss from operations	(4,858)	(1,857)	(17,771)	(8,269)
Interest income	451	158	1,626	451
Interest expense	73	446	1,016	1,282
Other income, net	680	222	922	459
Loss from continuing operations before income tax (benefit) expense	(3,800)	(1,923)	(16,239)	(8,641)
Income tax (benefit) expense from continuing operations	(492)	8	(3,140)	138
Net loss from continuing operations	$(3,308)	$(1,931)	$(13,099)	$(8,779)

Net (loss) income from discontinued operations, net of tax	(1,036)	757	49,837	2,369
Net (loss) income	$(4,344)	$(1,174)	$36,738	$(6,410)

Net loss from continuing operations per common share
Basic and diluted	$(0.19)	$(0.11)	$(0.75)	$(0.52)
Net (loss) income from discontinued operations per common share
Basic and diluted	$(0.06)	$0.04	$2.86	$0.14
Net (loss) income per common share
Basic and diluted	$(0.25)	$(0.07)	$2.11	$(0.38)
Weighted average number of common shares outstanding:
Basic and diluted	17,521	17,188	17,429	17,025

KVH INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, unaudited)

	September 30, 2019	December 31, 2018
ASSETS
Cash, cash equivalents and marketable securities	$55,568	$15,237
Accounts receivable, net	29,979	28,592
Inventories	25,317	22,942
Other current assets and contract assets	4,528	6,098
Current assets held for sale	—	4,871
Total current assets	115,392	77,740
Property and equipment, net	52,661	50,633
Goodwill	14,667	15,031
Intangible assets, net	4,840	5,661
Right of use assets	6,951	—
Other non-current assets and contract assets	9,540	12,455
Non-current deferred income tax asset	131	226
Non-current assets held for sale	—	25,906
Total assets	$204,182	$187,652
LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$32,368	$33,831
Contract liabilities	5,701	7,647
Current portion of long-term debt	—	9,928
Current operating lease liability	3,584	—
Current liabilities held for sale	—	4,604
Total current liabilities	41,653	56,010
Other long-term liabilities	1,445	1,920
Long-term operating lease liability	3,388	—
Long-term contract liabilities	5,194	9,070
Long-term debt, excluding current portion	—	19,437
Non-current deferred tax liability	835	887
Non-current liabilities held for sale	—	813
Stockholders’ equity	151,667	99,515
Total liabilities and stockholders’ equity	$204,182	$187,652

KVH INDUSTRIES, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP NET LOSS FROM CONTINUING OPERATIONS TO NON-GAAP NET LOSS FROM CONTINUING OPERATIONS
(in thousands, except per share amounts, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Net loss from continuing operations - GAAP (a)	$(3,308)	$(1,931)	$(13,099)	$(8,779)
Amortization of intangibles	237	246	732	764
Stock-based compensation expense	1,112	860	3,019	2,452
Employee termination and other non-recurring costs	—	—	—	195
Transaction-related legal fees	—	—	224	—
Non-recurring inventory reserve	—	—	2,137	—
Other non-recurring costs	—	—	216	—
Foreign exchange transaction gain	(582)	(164)	(807)	(346)
Tax effect on the foregoing	(166)	(194)	(1,162)	(628)
Change in valuation allowance and other tax adjustments (b)	532	514	1,048	2,273
Net loss from continuing operations - Non-GAAP (a)	$(2,175)	$(669)	$(7,692)	$(4,069)

Net loss from continuing operations per common share - Non-GAAP:
Basic and diluted	$(0.12)	$(0.04)	$(0.44)	$(0.24)

Weighted average number of common shares outstanding:
Basic and diluted	17,521	17,188	17,429	17,025

(a)
Net loss from continuing operations - GAAP and net loss from continuing operations - Non-GAAP includes the impact of the adjustment relating to the implementation of ASC 606 as it relates to sales-type leases, which unfavorably impacted both the net loss from continuing operations - GAAP and net loss from continuing operations - Non-GAAP by approximately $0.3 million for both the three and nine months ended September 30, 2019. Net loss from continuing operations per common share - GAAP and net loss from continuing operations per common share - Non-GAAP were also unfavorably impacted by $0.02 for both the three and nine months ended September 30, 2019.

(b)	Represents a change in the valuation allowance on current year United States net operating losses, research and development tax credits and uncertain tax position adjustments.

KVH INDUSTRIES, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP NET LOSS FROM CONTINUING OPERATIONS TO NON-GAAP
EBITDA AND NON-GAAP ADJUSTED EBITDA FROM CONTINUING OPERATIONS
(in thousands, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
GAAP net loss from continuing operations	$(3,308)	$(1,931)	$(13,099)	$(8,779)
Income tax expense	(492)	8	(3,140)	138
Interest (income) expense, net	(378)	288	(610)	831
Depreciation and amortization	2,483	2,006	7,185	5,780
Non-GAAP EBITDA	(1,695)	371	(9,664)	(2,030)
Stock-based compensation expense	1,112	860	3,019	2,452
Employee termination and other non-recurring costs	—	—	—	195
Transaction-related legal fees	—	—	224	—
Non-recurring inventory reserve	—	—	2,137	—
Other non-recurring costs	—	—	216	—
Foreign exchange transaction gain	(582)	(164)	(807)	(346)
Non-GAAP adjusted EBITDA from continuing operations (a)	$(1,165)	$1,067	$(4,875)	$271

(a)
Non-GAAP adjusted EBITDA from continuing operations includes the impact of the adjustment relating to the implementation of ASC 606 as it relates to sales-type leases, which unfavorably impacted Non-GAAP adjusted EBITDA from continuing operations by approximately $0.3 million for both the three and nine months ended September 30, 2019.

KVH INDUSTRIES, INC. AND SUBSIDIARIES
REVENUE AND OPERATING INCOME (LOSS) BY SEGMENT FROM CONTINUING OPERATIONS
(in millions except for percentages, unaudited)

Segment Net Sales	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Mobile connectivity sales
Product	$8.1	$7.6	$24.0	$23.6
Service	23.6	21.7	68.0	62.7
Net sales	$31.7	$29.3	$92.0	$86.3

Inertial navigation sales
Product	$6.7	$8.7	$19.2	$22.9
Service	0.9	1.3	4.2	4.1
Net sales	$7.6	$10.0	$23.4	$27.0

Operating (Loss) Income	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Mobile connectivity	$(0.2)	$0.5	$(4.1)	$0.8
Inertial navigation	(0.2)	1.9	—	3.8
	(0.4)	2.4	(4.1)	4.6
Unallocated	(4.4)	(4.3)	(13.7)	(12.8)
Loss from operations	$(4.8)	$(1.9)	$(17.8)	$(8.2)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Mobile Connectivity Revenue Components	(percentage of net sales)
Product sales	21%	19%	21%	21%
mini-VSAT Broadband airtime	48%	46%	49%	46%
Content service	6%	7%	6%	8%
Inertial Navigation Revenue Components
FOG-based products	15%	21%	15%	18%
Tactical navigation products	1%	2%	1%	3%

KVH INDUSTRIES, INC. AND SUBSIDIARIES
NON-GAAP EPS GUIDANCE
(unaudited)

	Fourth Quarter Fiscal 2019 (Projected)	Full Year Fiscal 2019 (Projected)
Net loss from continuing operations per common share	$(0.15) - $(0.04)	$(0.90) - $(0.79)

Estimated amortization of intangibles (a)	$0.01	$0.06
Estimated stock-based compensation expense	$0.09	$0.26
Non-recurring inventory reserve	$0.00	$0.12
Transaction-related legal fees	$0.00	$0.01
Other non-recurring costs	$0.00	$0.01
Foreign exchange transaction gain	$0.00	$(0.05)
Estimated tax effect on the foregoing	$(0.02)	$(0.09)
Change in valuation allowance and other tax adjustments (b)	$0.01 - $(0.02)	$0.08 - $0.06

Non-GAAP net (loss) income from continuing operations per common share (c)	$(0.06) - $0.02	$(0.50) - $(0.41)

(a)	Includes amortization of intangible assets resulting from acquisitions.

(b)	Represents incremental forecasted valuation allowance that we expect to record against additional deferred tax assets generated in 2019.

(c)	Assumes no significant change in realized and unrealized foreign exchange transaction gains and losses.

KVH INDUSTRIES, INC. AND SUBSIDIARIES
NON-GAAP ADJUSTED EBITDA GUIDANCE
(in millions, unaudited)

	Fourth Quarter Fiscal 2019 (Projected)	Full Year Fiscal 2019 (Projected)
GAAP net loss from continuing operations	$(2.7) - $(0.7)	$(15.8) - $(13.8)

Estimated income tax provision	$(0.8)	$(3.9)
Estimated interest income, net	$(0.1)	$(0.7)
Estimated depreciation and amortization (a)	$2.6	$9.8
Estimated stock-based compensation expense	$1.5	$4.5
Estimated transaction-related legal fees	$0.0	$0.2
Estimated non-recurring costs	$0.0	$0.2
Foreign exchange transaction gain	$0.0	$(0.8)
Estimated non-recurring inventory reserve	$0.0	$2.1
Non-GAAP adjusted EBITDA from continuing operations (b)	$0.5 - $2.5	$(4.4) - $(2.4)

(a)	Reflects amortization of intangible assets resulting from acquisitions and depreciation of fixed assets.

(b)	Assumes no significant change in realized and unrealized foreign exchange transaction gains and losses.